EXHIBIT 21

Name	State or Other Jurisdiction of Incorporation

Domestic

Active-Semi, Inc.	California
Amalfi Semiconductor, Inc.	Delaware
Decawave Inc.	California
NextInput, Inc.	Delaware
Premier Devices - A Sirenza Company	California
Qorvo Asia, LLC	Delaware
Qorvo California, Inc.	California
Qorvo Europe Holding Company	Delaware
Qorvo International Holding, Inc.	North Carolina
Qorvo International Services, Inc.	Delaware
Qorvo Oregon, Inc.	Oregon
Qorvo Texas, LLC	Texas
Qorvo US, Inc.	Delaware
RFMD Infrastructure Product Group, Inc.	North Carolina
RFMD, LLC	North Carolina
Sevenhugs, Inc.	Delaware
TriQuint WJ, Inc.	Delaware
WJ Newco LLC	Delaware
Xemod Incorporated	California

International

Active-Semi International, Inc.	Cayman Islands
Active-Semi (Shanghai) Co., Ltd.	People's Republic of China
Decawave Limited	Ireland
Qorvo Austria GmbH	Austria
Qorvo Barcelona S.L.	Spain
Qorvo Belgium NV	Belgium
Qorvo Costa Rica S.R.L.	Costa Rica
Qorvo Denmark ApS	Denmark
Qorvo Finland Oy	Finland
Qorvo Germany GmbH	Germany
Qorvo Germany Holding GmbH	Germany
Qorvo Hong Kong Limited	Hong Kong
Qorvo International Pte. Ltd.	Singapore
Qorvo Ireland Holding Limited	Ireland
Qorvo Japan YK	Japan
Qorvo Malaysia Sdn Bhd	Malaysia
Qorvo Munich GmbH	Germany
Qorvo Paris	France
Qorvo Semiconductor Private Limited	India
Qorvo Shanghai Ltd.	People's Republic of China
Qorvo Toulouse SAS	France
Qorvo UK Limited	United Kingdom
Qorvo Utrecht B.V.	The Netherlands
Qorvo Vietnam Company Limited	Vietnam
RF Micro Devices Svenska AB	Sweden
All of the above listed entities are 100% directly or indirectly owned by Qorvo, Inc., and their results of operations are included in the consolidated financial statements.